Exhibit 3.1

ARTICLES OF INCORPORATION
OF
TRIPADVISOR, INC.

ARTICLE I

Name

The name of the corporation is Tripadvisor, Inc. (the “Corporation”).

ARTICLE II

Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended (the “NRS”).

ARTICLE III

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is two billion one hundred million (2,100,000,000) shares of stock, comprised of one billion six hundred million (1,600,000,000) shares of Common stock, $0.001 par value per share, four hundred million (400,000,000) shares of Class B Common Stock, $0.001 par value per share, and one hundred million (100,000,000) shares of Preferred Stock, $0.001 par value per share.

A statement of the designation of each class and powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A)	Common Stock.

i.	The holders of Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, such distributions if, as and when declared from time to time by the Board of Directors (the “Board”).

ii.	In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of the Corporation, the holders of Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders of the Corporation (“Stockholders”), after the rights of the holders of the Preferred Stock have been satisfied.

iii.	Each holder of a share of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the Stockholders. Except as otherwise provided herein or by the NRS, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

B)	Class B Common Stock

i.	The holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, such distributions if, as and when declared from time to time by the Board.

ii.	In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Common Stock, all the assets of the Corporation of whatever kind available for distribution to Stockholders, after the rights of the holders of Preferred Stock have been satisfied.

iii.	Each holder of a share of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the Stockholders. Except as otherwise provided herein or by the NRS, the holders of Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

C)	Other Matters Affecting Shareholders of Common Stock and Class B Common Stock.

i.	In no event shall any share dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Common Stock unless the shares of Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Common Stock and Class B Common Stock in the form of shares of Common Stock or Class B Common Stock, respectively.

ii.	Shares of Class B Common Stock shall be convertible into shares of Common Stock of the Corporation at the option of the holder thereof at any time on a share for share basis. Such conversion ratio shall in all events be equitably preserved in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

iii.	Upon the conversion of shares of Class B Common Stock into shares of Common Stock, such shares of Class B Common Stock shall be retired and shall not be subject to reissue.

iv.	Notwithstanding anything to the contrary in these articles of incorporation (as amended from time to time, the “Articles of Incorporation”), the holders of Common Stock, acting as a single class, shall be entitled to elect twenty-five percent (25%) of the total number of directors, and in the event that twenty-five percent (25%) of the total number of directors shall result in a fraction of a director, then the holders of the Common Stock, acting as a single class, shall be entitled to elect the next higher whole number of directors.

D)	Preferred Stock.

The Board shall have the authority, by resolution, to designate the powers, preferences, rights and qualifications, limitations, and restrictions of the Preferred Stock. To the extent permitted by the NRS, the number of authorized shares of Preferred Stock or any class or series thereof may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote.

ARTICLE IV

Board of Directors

A)	Power of the Board of Directors.

Except as otherwise provided by the NRS, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Nevada, the Board shall have the power and is expressly authorized to make, adopt, amend, alter or repeal the bylaws of the Corporation (as amended from time to time, the “Bylaws”) by the affirmative vote of a majority of the entire Board (assuming no vacancies on the Board), but the Stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

B)	Number of Directors.

The number of directors of the Corporation shall be such number as shall be determined from time to time in accordance with the Bylaws.

The Chair of the Board may only be removed without cause by the affirmative vote of at least 80% of the entire Board. The provisions of this paragraph may not be amended, altered, changed, or repealed, or any provision inconsistent therewith adopted, without the approval of at least (i) 80% of the entire Board and (ii) 80% of the voting power of the Corporation's outstanding voting securities, voting together as a single class.

C)	Powers and Authority.

In addition to the powers and authority expressly conferred upon them herein or by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the NRS and these Articles of Incorporation.

ARTICLE V

Stockholder Action

A)	Election of Directors.

Election of directors need not be by written ballot except and to the extent provided in the Bylaws.

B)	Advance Notice.

Advance notice of nominations for the election of directors or proposals or other business to be considered by stockholders, which are made by any stockholder of the Corporation, shall be given in the manner and to the extent provided in the Bylaws.

C)	Stockholder Meetings.

Meetings of stockholders may be held within or without the State of Nevada, as determined by the Board. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE VI

Limitation of Liability; Indemnification

A)	To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

B)	In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

C)	The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

D)	Any repeal or modification of this Article VI approved by the Stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article VI and any other article of these Articles of Incorporation, the terms and provisions of this Article VI shall control

E)	Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VI.

ARTICLE VII

Amendment of Articles of Incorporation

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed in these Articles of Incorporation or the NRS, and all rights herein conferred upon stockholders are granted subject to this reservation except that under no circumstances may such amendment be adopted except as prescribed by Article III and provided further that the rights of the Class B Common Stock may not be amended, altered, changed or repealed without the approval of the holders of the requisite number of said shares of Class B Common Stock.

ARTICLE VIII

Competition and Corporate Opportunities

A)	Generally.

To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity about which a Dual Role Person acquires knowledge. A Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to Liberty Tripadvisor Holdings, Inc. (“LTRIP”), shall not be prohibited from communicating or offering any Dual Opportunity to LTRIP, and shall not be liable to the Corporation or its Stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to LTRIP or (ii) the communication or offer to LTRIP of any Dual Opportunity, so long as (x) the Dual Opportunity does not become known to the Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Dual Opportunity is not presented by the Dual Role Person to any party other than LTRIP and the Dual Role Person does not pursue the Dual Opportunity individually.

B)	Certain Matters Deemed not Corporate Opportunities.

In addition to and notwithstanding the foregoing provisions of this Article VIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article VIII shall amend or modify in any respect any written contractual agreement between LTRIP on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C)	Defined Terms.

For purposes of this Article VIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation, and (ii) with respect to LTRIP, any Person controlled by LTRIP (other than the Corporation and its subsidiaries).

“Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for the Corporation or any of its Affiliated Companies, on the one hand, and LTRIP or its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of both the Corporation and LTRIP.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

D)	Termination.

The provisions of this Article VIII shall have no further force or effect at such time as (i) the Corporation and LTRIP are not Affiliates of one another and (ii) none of the directors and/or officers of LTRIP serve as directors and/or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and LTRIP, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

E)	Deemed Notice.

Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article VIII.

F)	Severability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Article VIII shall not affect the other provisions or parts hereof, and this Article VIII shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE IX

Forum Selection

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court sitting in Clark County in the State of Nevada (the “Nevada Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the NRS or these Articles of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Nevada, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Nevada Court shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Nevada Court determines that there is an indispensable party not subject to the jurisdiction of the Nevada Court (and the indispensable party does not consent to the personal jurisdiction of the Nevada Court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Nevada Court, (C) for which the Nevada Court does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Nevada Court and the federal district court for the District of Nevada shall have concurrent jurisdiction. Furthermore, notwithstanding the foregoing, the provisions of this Section (A) will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article IX.

ARTICLE X

Inapplicability of Controlling Interest Statutes

Notwithstanding any other provision in these Articles of Incorporation to the contrary, and in accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, or any successor statutes, relating to acquisitions of controlling interests in the Corporation shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock